EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD HOSPITALITY TRUST ANNOUNCES TAX REPORTING INFORMATION FOR 2015 COMMON AND PREFERRED SHARE DISTRIBUTIONS

DALLAS, January 29, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the tax reporting (Federal Form 1099-DIV) information for the 2015 distributions on its common shares and its Series A, D, and E preferred shares.

The income tax treatment for 2015 for Ashford Hospitality Trust, Inc. Common Stock CUSIP #044103109 traded on the NYSE under ticker symbol “AHT” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Cash Per Share	$0.4800	$0	$0	$0.4800
Total Stock Per Share (NYSE:AHP)	$0.6099	$0	$0	$0.6099
Total Distributions	$1.0899	$0	$0	$1.0899
Percent	100%	0%	0%	100%

The income tax treatment for the 2015 distributions for Ashford Hospitality Trust, Inc. Series A Preferred Stock CUSIP #044103208 traded on the NYSE under ticker symbol “AHTPrA” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Cash Per Share	$2.1375	$0	$1.8277	$0.3098
Percent	100%	0%	85.5086%	14.4914%

The income tax treatment for the 2015 distributions for Ashford Hospitality Trust, Inc. Series D Preferred Stock CUSIP #044103406 traded on the NYSE under ticker symbol “AHTPrD” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Per Share	$2.1125	$0	$1.8064	$0.3061
Percent	100%	0%	85.5086%	14.4914%

The income tax treatment for the 2015 distributions for Ashford Hospitality Trust, Inc. Series E Preferred Stock CUSIP #044103505 traded on the NYSE under ticker symbol “AHTPrE” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Per Share	$2.2500	$0	$1.9239	$0.3261
Percent	100%	0%	85.5086%	14.4914%

The common and preferred distributions that the Company paid on January 15, 2015 to shareholders of record as of December 31, 2014 are reportable in 2015. The common and preferred distributions that the company paid on January 15, 2016 to shareholders of record as of December 31, 2015 will be reportable in 2016.

On July 27, 2015, AHT distributed its remaining shares of common stock in Ashford Hospitality Prime, Inc. (NYSE: AHP) to the common shareholders of record as of the close of business of the New York Stock Exchange on July 20, 2015 (each an “AHT Shareholder”). AHT Shareholders were entitled to receive approximately 0.04 shares of AHP common stock for every share of AHT common stock held as of July 20, 2015. AHT is reporting the distribution of AHP common stock as a return of capital dividend for U.S. federal income tax purposes. AHT Shareholders are treated as receiving a return of capital dividend upon this distribution equal to the fair market value of the AHP common stock (and cash in lieu of fractional shares of such common stock) received in the distribution and will take an adjusted basis, for federal income tax purposes, in such shares equal to the fair market value of such shares based on the market price on the date of the distribution. The fair market value for federal income tax purposes of AHP common stock based on the closing price on July 27, 2015, was $14.90 per share. After the distribution, AHT no longer had any ownership interest in AHP.

The above income tax discussion contains a general explanation of certain U.S. federal income tax consequences of the distribution of AHP shares to AHT Shareholders. This information represents AHT’s general understanding of the application of certain existing U.S. federal income tax laws and regulations relating to the distribution. It does not constitute tax advice and does not purport to be complete. Shareholders are urged to consult their tax advisors regarding the particular consequences of the distribution, including the applicability and effect of all U.S. federal, state and local, and foreign tax laws.

In accordance with IRS Code Section 6045B, the Company has posted Form 8937, Report of Organizational Actions Affecting Basis of Securities, which may be found in the Corporate Actions section of the company’s website. This form provides detailed information on the return of capital portion of the preferred and common share distributions. The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple's App Store and the Google Play Store by searching "Ashford."
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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